Exhibit 10.4

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT, dated as of [●], 2025 (this “Agreement”), is entered into by and among Enlivex Therapeutics Ltd., a company formed under the laws of the State of Israel (the “Company”), and those shareholders of the Company listed on Exhibit A hereto who have become parties to this Agreement through the execution of a counterpart signature page (the “Shareholders” and each individually a “Shareholder”).

WHEREAS, the Company and the Shareholders entered into that certain Securities Purchase Agreement, dated as of November 24, 2025 (the “Purchase Agreement”), pursuant to which the Shareholders acquired an aggregate of 200,000,000 ordinary shares, par value NIS 0.40 per share, of the Company (“Ordinary Shares”) and, with respect to certain Shareholders, Pre-Funded Warrants (as defined in the Purchase Agreement); and

WHEREAS, the Company and the Shareholders desire to enter into this Agreement to set forth their understanding with respect to, among other things the holding and transfer of the Shareholder Shares.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Shareholders hereby agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 12b-2, as in effect on the date hereof, under the Exchange Act.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York or the State of Israel.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exempt Issuance” means the issuance (a) of Ordinary Shares, restricted share units or options to employees, officers or directors of the Company pursuant to any equity compensation plan or arrangement duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company, (b) of Ordinary Shares upon the exercise, exchange, conversion or settlement of any securities exercisable or exchangeable for, convertible into, or that are settled for, Ordinary Shares issued and outstanding on the date of this Agreement; (c) of Ordinary Shares upon conversion or settlement of outstanding debt as of the date hereof; or (d) of securities issued pursuant to acquisitions or strategic transactions approved by a majority of the independent directors of the Company.

“Ordinary Share Equivalents” means any securities of the Company that would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred share, right, option, restricted share unit, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Organizational Documents” means the articles of association, certificate of incorporation, bylaws, certificate of formation, operating agreement, partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, governance or organization of a Person, including any amendment thereto, as applicable.

“Person” means any individual, firm, corporation, partnership, limited partnership, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act, including the rules promulgated thereunder.

“Securities Act” means the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Shareholder Shares” means the Ordinary Shares, whether or not subject to transfer or other restrictions, now or hereafter beneficially owned by the Shareholders or any of their respective Affiliates, including Pre-Funded Warrant Shares (as defined in the Purchase Agreement), any securities issued or issuable in respect of the Shareholder Shares as a result of conversion, exchange, recapitalization, reorganization, replacement, stock dividend, stock split or other distribution.

ARTICLE II
RESTRICTIONS ON TRANSFER OF SHAREHOLDER SHARES

Section 2.1 Transfer Restrictions. No Shareholder may transfer any Shareholder Shares acquired pursuant to the Purchase Agreement (inclusive of any Pre-Funded Warrant Shares, collectively, the “Restricted Shares”), whether by sale, assignment, gift, pledge, hypothecation, encumbrance, grant of future rights or otherwise (each, a “Transfer”), including pursuant to an effective registration statement, beginning from the date of this Agreement and expiring (i) with respect to 20% of the Restricted Shares, on the Effective Date (as defined in the Purchase Agreement) and (ii) with respect to 80% of the Restricted Shares, ratably, on a daily basis over the six-month period commencing on the six-month anniversary of the Effective Date (collectively, the “Restricted Period”); provided, however, that the foregoing restrictions shall not apply to the following Transfers by a Shareholder: (w) any gift or bequest or through inheritance to, or for the benefit of, any member or members of such Shareholder’s immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the exclusive benefit of such Shareholder’s immediate family; (x) any Transfer to a trust in respect of which such Shareholder serves as the sole trustee; or (y) any Transfer by such Shareholder, if such Shareholder is a corporation, partnership, limited liability company or other entity, to any Affiliate, officer, director, partner or member of such Shareholder (any Transfer described in the immediately preceding clauses (w) through (y), inclusive, a “Permitted Transfer”); provided that with respect to any Permitted Transfer, it shall be a condition precedent to such Permitted Transfer that the transferee executes a counterpart signature page to this Agreement, pursuant to which such transferee agrees to be bound by the terms of this Agreement. No rights under this Agreement shall transfer to any transferee of Restricted Shares other than in connection with a Permitted Transfer in accordance with this Section 2.1.

Section 2.2 Restrictive Legend. Each certificate (or book entry) representing Restricted Shares shall be stamped or otherwise imprinted with a legend substantially in the following form, together with such other legends required by the Purchase Agreement or applicable law:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION AND OTHER RESTRICTIONS CONTAINED IN A SHAREHOLDERS AGREEMENT, DATED AS OF ________, 2025, AMONG ENLIVEX THERAPEUTICS LTD. AND THE SHAREHOLDERS PARTY THERETO.”

At the end of the Restricted Period, upon request by a Shareholder, the Parent shall promptly remove or take all appropriate action as may be required to remove the foregoing legend from any certificate or book entry evidencing Restricted Shares held by such Shareholder, including any certificate or book entry held by a transfer agent on behalf of such Shareholder. Upon request by a Shareholder at any time after any Shareholder Shares held by such Shareholder may be sold without restriction pursuant to Rule 144 (or any successor provision) under the Securities Act (including without the requirement that there be current public information regarding the Company pursuant to Rule 144(c)), the Company shall promptly, upon such Shareholder’s delivery of a customary Rule 144 representation letter to the Company and its counsel, remove or take all appropriate action as may be required to remove, from any certificate or book entry evidencing such Shareholder Shares (including any certificate or book entry held by a transfer agent on behalf of such Shareholder), any legend required by the this Agreement, the Purchase Agreement or applicable law with respect to requiring registration or an exemption from registration to sell or offer such Shareholder Shares; provided, however, that, if at the time of such request, either (i) such Shareholder is an “affiliate” (as defined in Rule 144) of the Company or was an affiliate of the Company at any time during the 90-day period immediately preceding the date of such request, or (ii) such Shareholder has held such Shareholder Shares for a period of greater than six months but less than one year (calculated in accordance with Rule 144), then the Company shall have no obligation to remove any such legend except in connection with a sale of the applicable Shareholder Shares by such Shareholder in accordance with Rule 144 (including the delivery to the Company and its counsel of customary Rule 144 seller and broker representation letters), with any replacement “balance” certificate or book entry retaining such legend or applicable book entry notation.

ARTICLE III
WARRANTS; USE OF PROCEEDS FROM OFFERINGS

Section 3.1 Issuance of Warrants. On the date hereof, in consideration for Sobrinia Ltd.’s (“Sobrinia”) efforts in connection with the structuring of the Company’s cryptocurrency treasury strategy, the Company shall issue to Sobrinia a five-year warrant to purchase up to an aggregate of 1,750,000 Ordinary Shares, at a purchase price of $1.00 per share, substantially in the form of warrant attached as Exhibit B (the “Warrants”).

Section 3.2 Use of Proceeds. The Company agrees that it shall use substantially all of the proceeds from the issuance and sale of its securities under the Purchase Agreement, together with the proceeds from the issuance and sale of any future issuance of Ordinary Shares or Ordinary Share Equivalents (other than an Exempt Issuance) for the pursuit of its cryptocurrency treasury strategy; provided, that, the Company shall be entitled at all times to allocate reasonably sufficient funds necessary to fund its other business operations. “Proceeds” shall be net of all offering and issuance expenses, including bank, accounting and legal fees and expenses.

ARTICLE IV
VOTING UNDERTAKING

Section 4.1 Agreement to Vote. Each Shareholder agrees, for itself and on behalf of each of its Affiliates that hold any Shareholder Shares, to vote, or cause to be voted, all of such Shareholder’s Shareholder Shares in favor of (i) the adoption of the amendments to the Company’s Articles of Association set forth on Exhibit C(i) attached hereto (the “Amended Articles”), and (ii) the adoption of the amendments to the indemnification agreement entered into with the officers and directors of the Company set forth on Exhibit C(ii) attached hereto (the “Amended Indemnification Agreement”), at an extraordinary general meeting of the shareholders of the Company to be convened promptly following the Closing of the Purchase Agreement (the “EGM”).

Section 4.2 Irrevocable Proxy. By executing this Agreement, each Shareholder hereby appoints Shai Novik, with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney-in-fact and irrevocable proxy, to the fullest extent of such Shareholder’s rights with respect to its Shareholder Shares, to exercise the voting power with respect to such Shareholder Shares to vote in favor of the adoption of the Amended Articles and the Amended Indemnification Agreement at the EGM, in the event that such Shareholder does not fulfill its obligations under Section 4.1.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of the Company. The Company represents and warrants to the Shareholders as follows (in each case subject to receipt of Shareholder Approval (as defined in the Purchase Agreement):

(a) the Company has the requisite corporate power and authority to execute, deliver and perform this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws, now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief and certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(c) the execution, delivery and performance of this Agreement by the Company do not violate or conflict with or constitute a default under the Company’s Organizational Documents;

(d) assuming the accuracy of the representations and warranties of Sobrinia set forth in Section 5.2, the Ordinary Shares issuable upon exercise of the Warrants, when issued in accordance with the terms of the Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

Section 5.2 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to the Company as follows:

(a) such Shareholder has the requisite power and authority (whether corporate or otherwise) to execute, deliver and perform this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief and certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought;

(c) as of the date of this Agreement, such Shareholder does not own any securities of the Company other than the Shareholder Shares received pursuant to the Purchase Agreement;

(d) such Shareholder is, and in the case of Sobrina, at the time of exercise of the Warrants will be, an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act; and

(e) such Shareholder’s representations and warranties contained in the Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

ARTICLE VI
MISCELLANEOUS

Section 6.1 Interpretation.

(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include the Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement.

Section 6.2 Amendments; Waivers. No amendment or modification in respect of this Agreement shall be effective unless it shall be in writing and signed by the Company and by Shareholders holding at least fifty and one tenth percent (50.1%) of the Ordinary Shares purchased under the Purchase Agreement and outstanding as of the date of such amendment or modification. No waiver of any provision of this Agreement shall be effective unless it shall be in writing and signed, in the case of a waiver by the Company, by the Company, and, in the case of a waiver by any Shareholder, by such Shareholder.

Section 6.3 Assignment. Except where otherwise expressly provided herein or pursuant to a Transfer in accordance with Section 2.1, this Agreement and the rights and obligations hereunder shall not be assignable or transferable by the parties hereto (except by operation of law in connection with a merger, or pursuant sale of substantially all the assets, of a party hereto) without the prior written consent of the Company, in the case of a Shareholder, or each Shareholder, in the case of the Company. Any attempted assignment in violation of this Section 6.3 shall be void.

Section 6.4 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 6.5 Notices.

(a) All notices and other communications required or permitted under this Agreement shall be in writing and given by certified or registered mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or email (or like transmission) of a PDF document or personal delivery against receipt to the party to whom it is given, in each case, at such party’s address or email address set forth below:

If to the Company:	Enlivex Therapeutics Ltd. 14 Einstein Street Ness Ziona, Israel 7403618 Attention: Shai Novik Email: shai@enlivexpharm.com

With a copy, (which shall not constitute notice) to:	Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, FL 33131 Attention: Drew M. Altman Email: altmand@gtlaw.com

If to any Shareholder, as set forth on the signature pages attached hereto

(b) Any such notice or other communication shall be deemed to have been given (i) as of the date so personally delivered or transmitted by email or like transmission (or if delivered or transmitted after the recipient’s normal business hours, on the next Business Day, and provided that, in the case of email transmission, if no automated notice of delivery failure is received by the sender), (ii) on the next Business Day when sent by overnight delivery services or (iii) five (5) days after the date so mailed if by certified or registered mail. A party may change the address to which notices are to be addressed by giving the other party notice in the manner herein set forth.

Section 6.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Copies of executed counterparts transmitted by facsimile or other electronic transmission service, including by email attachment, shall be considered original executed counterparts for all purposes of this Agreement. Electronic signatures, including via DocuSign, shall be deemed originals for all purposes of this Agreement.

Section 6.7 Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

Section 6.8 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the law of any other jurisdiction.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in state or federal courts sitting in the City of New York, and the parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties or as specifically provided herein. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT

Section 6.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 6.10 Change in Law. In the event any law, rule or regulation comes into force or effect which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise this Agreement to achieve the parties’ intention set forth herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Shareholders’ Agreement to be duly executed as of the date first above written.

THE COMPANY	Enlivex Therapeutics Ltd.

By:
Name:
Title:

[Signature Page to Shareholders’ Agreement]

SHAREHOLDERS’ AGREEMENT
COUNTERPART SIGNATURE PAGE

The undersigned hereby agrees to all the terms and provisions of the Shareholders’ Agreement, dated [●], 2025, by and among Enlivex Therapeutics Ltd., a company organized under the laws of the State of Israel and the Shareholders party thereto (the “Shareholders’ Agreement”), and agrees to be bound by the terms and provisions thereof as a Shareholder party thereto, as evidenced by the execution of this Counterpart Signature Page which, together with other Counterpart Signature Pages, is hereby incorporated into the Shareholder’s Agreement.

IN WITNESS WHEREOF, the undersigned has signed this Counterpart Signature Page effective [●], 2025.

By:
Name:
Title:

Address for Notice:

[Signature Page to Shareholders’ Agreement]